Exhibit 107
Table 1: Newly Registered and Carry Forward Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $1.00 Par Value	457(c)	500,000 (1)	$32.78 (2)	$16,390,000	$0.0001102	$1,806.18
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$16,390,000		$1,806.18
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,806.18

(1) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. Represents the maximum number of shares of Common Stock currently authorized by the Registrant for offer and sale by it under the Registrant’s Dividend Reinvestment Plan.
(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on Nasdaq Global Select under the symbol WAFD, on December 16, 2022, which is within five (5) business days of the filing hereof.

*Table 2: Fee Offset Claims and Sources and Table 3:Combined Prospectuses omitted as inapplicable